Exhibit 99.1

Investor Relations

ir@newmediainv.com

(212) 479-3160

New Media Announces Strong Fourth Quarter & Full Year 2014 Results and an 11.1% Increase in its

Dividend to $0.30 per Common Share

NEW YORK, N.Y. February 26, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the fourth quarter and full year ended December 28, 2014.

Fourth Quarter Financial Summary

•	New Media declares a cash dividend of $0.30 per share of common stock for the fourth quarter of 2014, an 11.1% increase vs. Q3 2014

•	Total revenues of $186.8 million, an increase of 16.5% to prior year, and an increase of 1.2% on a same store basis*

•	Digital revenue of $16.0 million, an increase of 14.2% on a same store basis*

•	Operating income of $17.5 million

•	Net income of $11.5 million, or $0.31 per share

•	As Adjusted EBITDA of $34.3 million, an increase of 3.3% to prior year*

•	Free cash flow of $27.8 million, or $0.74 per share, a decrease of 7.1% to prior year*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, was $143.7 million as of December 28, 2014

Full Year 2014 Financial Summary

•	Total revenues of $652.3 million, an increase of 26.3% to prior year, and an increase of 0.1% on a same store basis*

•	Digital revenue of $57.9 million, an increase of 8.3% on a same store basis*

•	Operating income of $26.4 million

•	Net (loss) of ($3.2) million

•	As Adjusted EBITDA of $89.4 million, an increase of 13.1% to prior year*

•	Free cash flow of $67.6 million, or $2.11 per share, an increase of 141.8% to prior year*

Q4 2014 & Subsequent Business Highlights

•	Achieved strongest quarterly Digital revenue growth, increasing 14.2% vs. an average increase of 6.3% for the previous quarters in 2014

•	Closed one acquisition in Q4 2014 for $5.0 million; closed one acquisition and announced another in Q1 2015 for a total purchase price of $382.5 million

•	Added a net balance of $102.0 million of incremental debt through our existing term loan and assumed $18.0 million of debt from Halifax in Q1 2015; total gross debt as of February 26, 2015 is approximately $350 million

•	Completed an equity offering in Q1 2015 raising gross proceeds of approximately $152 million, increasing our liquidity position and ability to execute on our acquisition strategy

Summary of Fourth Quarter and Full Year 2014 Results

($ in million except per share)
GAAP Reporting	4Q 2014	FY 2014
Revenues	$186.8	$652.3
Operating income	$17.5	$26.4
Net income/(loss)	$11.5	($3.2)

Non-GAAP Reporting*	4Q 2014	FY 2014
As Adjusted EBITDA	$34.3	$89.4
Free cash flow	$27.8	$67.6
Free cash flow per share	$0.74	$2.11

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

Michael E. Reed, New Media President and Chief Executive Officer, commented, “Our strong fourth quarter results highlight the value of our local newspaper content, and reinforce that the investments we are making in our print and digital initiatives are creating value for the Company. Total revenues for the quarter increased 16.5% vs. prior year, and also increased 1.2% on a same store basis. Impressively, Digital revenue increased 14.2% on a same store basis, driven primarily by strong growth in our digital marketing services business, Propel, which increased 171.0% vs. prior year.

“For the full year, the business achieved year over year growth in our Digital, Commercial Print and Circulation revenue categories, increasing 8.3%, 7.8% and 0.9% on a same store basis, respectively. Throughout 2014, we focused on increasing our revenue from these stable and growing revenue categories, and I’m pleased to report that approximately 62% of New Media’s total revenue is now derived from Digital, Circulation, Preprints and Commercial Printing revenue. Going forward, we intend to invest in these categories, as well as our new digital initiatives and other businesses, such as our Center for News and Design, to further diversify our revenue mix away from traditional Print Advertising.

“In addition to the success the newspaper business has achieved, I am also very proud of New Media’s acquisition track record. To date, New Media has announced eight transactions for approximately $540 million, including our recently announced acquisition of Stephens Media. Pro forma for acquisitions we have closed to date, New Media has approximately $1.1 billion in total revenues, $157.0 million of As Adjusted EBITDA, and $125.5 million of free cash flow. Given the accretive acquisitions we have been able to execute on, I’m pleased to announce the Board of Directors has voted to increase the Q4 dividend to $0.30 per common share, an 11.1% increase vs. the previous dividend payment. With total gross debt at approximately $350 million, we remain focused on operating the Company with a modest leverage profile at approximately 2.2x gross debt.

“Looking forward to 2015, we are excited about the opportunity to leverage our in-market sales force, and our position as a leading provider of local content in the communities we serve, to grow total revenues. We believe our centralized services continue to put us in an advantageous position to execute on accretive acquisitions. With our strong cash flow, a healthy dividend and the right capital structure, we are very excited about our opportunity to continue to create substantial value for our shareholders.”

Fourth Quarter 2014 Financial Results

New Media recorded revenues of $186.8 million for the quarter, which represents an increase of 16.5% when compared to the prior year, and an increase of 1.2% on a same store basis.

Total Print Advertising decreased 0.4% on a same store basis driven by Local Display and Preprints which decreased 5.5% and 1.3%, respectively. The declines in Print Advertising were offset by Classified Print revenue which increased 6.5% on a same store basis. Classified Print revenue trends continue to show improvement over prior quarters driven by growth in obituaries revenue and legals advertising. New Media’s Digital category also contributed to the Company’s overall strong revenue performance increasing 14.2% on a same store basis, driven by Propel revenue increasing 171.0% vs. the prior year. Circulation and Commercial Print and Other remain relatively stable with revenue increasing 1.2% and decreasing 0.2% on a same store basis, respectively.

Total expenses in the quarter of $152.5 million increased $6.0 million, or 4.0%, compared to the prior year on a same store basis after adjusting for non-recurring and non-cash items. Expense increases were driven partially by investments in our digital initiatives, such as Propel and BestRide, and our print initiatives, such as the Center for News and Design. To note, the Center for News and Design was chosen by the Associated Press to design and produce their Sports Extra pages, starting with the Super Bowl this year. We believe our investments in both our print and digital businesses are leading to improved revenue trends.

Net income of $11.5 million in the fourth quarter was burdened by approximately $5.2 million of expenses related to acquisitions, financing and restructuring. As Adjusted EBITDA of $34.3 million increased $1.1 million, or 3.3%, over the prior year.

Fourth Quarter 2014 Dividend

New Media’s Board of Directors declared a fourth quarter 2014 cash dividend of $0.30 per share of common stock. The dividend is payable on March 19, 2015 to shareholders of record as of the close of business on March 11, 2015.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Full Year 2014 Financial Results

New Media recorded revenues of $652.3 million in 2014, which represents an increase of 26.3% when compared to the prior year, and was relatively flat on a same store basis, increasing 0.1% vs. prior year.

Total Print Advertising decreased 2.7% on a same store basis; however, New Media’s Digital and Commercial Print and Other businesses increased 8.3% and 7.8% on a same store basis. Propel, our digital marketing services business, contributed $18.5 million to Digital revenue, an increase of 189% vs. prior year on a same store basis. Circulation revenue, our largest individual revenue category at 30% of total revenues, increased 0.9% on a same store basis.

Total expenses in 2014 of $562.9 million increased $8.2 million, or 1.5% compared to the prior year on a same store basis after adjusting for non-recurring and non-cash items.

Net (loss) of ($3.2) million for 2014 was burdened by approximately $17.4 million of expenses related to acquisitions, financing and restructuring. As Adjusted EBITDA of $89.4 million increased $10.3 million, or 13.1%, over the prior year.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, February 26, 2015 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Fourth Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, March 12, 2015 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “70992476.”

Fortress Public Filings, Earnings Release and Conference Call

Certain financial information and results for New Media may be disclosed by Fortress Investment Group LLC (“Fortress”, NYSE: FIG) in annual and quarterly reports and other public filings with the Securities and Exchange Commission, as well as in earnings releases and conference calls. These disclosures may occur prior to the release of this information by New Media.

Management of Fortress will host a conference call on February 26, 2015 at 10:00 A.M. Eastern Time. All interested parties are welcome to participate on the live call. The Fortress conference call may be accessed by dialing 1-877-694-6694 (from within the U.S.) or 1-970-315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Fortress Fourth Quarter Earnings Call.” A simultaneous webcast of the Fortress conference call will be available to the public on a listen-only basis at www.fortress.com on the Investor Relations page. A copy of the Fortress earnings release will be posted to the Investor Relations section of Fortress’ website, www.fortress.com. Nothing on the Fortress website is included or incorporated by reference herein.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by the number of daily publications. Including the acquisition of Halifax Media, the Company operates in over 415 markets across 31 states. Including the acquisition of Halifax Media, New Media’s portfolio of products which include over 490 community publications, over 415 related websites, and six yellow page directories, serve more than 175,000 business advertising accounts and reach over 19 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store results, Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Same Store Results

Same store results, a non-GAAP financial measure, take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The acquisition of each of Victorville, American Consolidated Media Southwest, Petersburg Progress-Index and Foster’s Daily Democrat is not considered material.

Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

-	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

-	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

-	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our investments in our newspaper and print businesses positively impacting revenue trends, focus on local news in smaller markets is leading to stabilization of our business, intention to stabilize our traditional print business, growing digital services business, revenues and pursuing and complete future acquisition opportunities in a timely manner and the benefits associated with such opportunities, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K and filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Media Investment Group

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Successor Company	Combined Company	Successor Company	Combined Company
	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 28, 2014	December 29, 2013 (1)	December 28, 2014	December 29, 2013 (2)
Revenues:
Advertising	$110,179	$98,849	$385,399	$328,418
Circulation	55,387	45,965	195,661	148,335
Commercial printing and other	21,230	15,536	71,263	39,768

Total revenues	186,796	160,350	652,323	516,521
Operating costs and expenses:
Operating costs	101,880	87,857	368,420	288,680
Selling, general, and administrative	55,588	44,326	211,829	165,581
Depreciation and amortization	10,628	9,614	41,450	39,997
Integration and reorganization costs	826	1,954	2,796	3,335
Impairment of long-lived assets	—	—	—	91,599
Loss on sale of assets	399	138	1,472	1,190

Operating income (loss)	17,475	16,461	26,356	(73,861)
Interest expense	4,630	6,485	16,636	75,998
Amortization of deferred financing costs	146	210	1,049	1,013
Loss on early extinguishment of debt	—	—	9,047
Loss on derivative instruments	—	—	51	14
Other expense (income)	227	(14)	65	991
Reorganization items, net	—	(957,459)	—	(947,617)

Income (loss) from continuing operations before income taxes	12,472	967,239	(492)	795,740
Income tax expense	1,009	11,172	2,713	294

Income (loss) from continuing operations	11,463	956,067	(3,205)	795,446
Loss from discontinued operations, net of income taxes	—	—	—	(1,034)

Net income (loss)	11,463	956,067	(3,205)	794,412
Net (income) loss attributable to noncontrolling interest	—	(657)	—	208

Net income (loss) attributable to New Media	11,463	955,410	(3,205)	794,620

Loss per share:
Basic:
Income (loss) from continuing operations attributable to New Media	$0.31	$31.85	$(0.10)	$14.74
Loss from discontinued operations, attributable to New Media, net of income taxes	—	—	—	(0.02)

Net income (loss) attributable to New Media	$0.31	$31.85	$(0.10)	$14.72
Diluted:
Income (loss) from continuing operations attributable to New Media	$0.30	$—	$—	$—
Loss from discontinued operations, attributable to New Media, net of income taxes	—	—	—	—

Net income (loss) attributable to New Media	$0.30	$—	$—	$—
Basic weighted average shares outstanding	37,466,495	30,000,000	31,985,469	53,971,004
Diluted weighted average shares outstanding	37,584,908	30,000,000	31,985,469	53,971,004
Comprehensive income (loss)	$7,037	$966,843	$(8,132)	$840,589
Comprehensive income (loss) attributable to noncontrolling interest	—	657	—	(208)

Comprehensive income (loss) attributable to New Media	$7,037	$966,186	$(8,132)	$840,797

(1)	Includes the one month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29th, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.
(2)	Includes both ten month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29th, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	December 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$123,709	$31,811
Restricted cash	6,467	6,477
Accounts receivable, net of allowance for doubtful accounts of $3,462 and $349 at December 28, 2014 and December 29, 2013, respectively	80,151	71,401
Inventory	9,824	7,697
Prepaid expenses	9,129	7,986
Deferred income taxes	4,269	3,446
Other current assets	10,632	11,799

Total current assets	244,181	140,617
Property, plant, and equipment, net of accumulated depreciation of $40,172 and $5,539 at December 28, 2014 and December 29, 2013, respectively	283,786	270,187
Goodwill	134,042	125,911
Intangible assets, net of accumulated amortization of $7,709 and $1,049 at December 28, 2014 and December 29, 2013, respectively	156,742	145,401
Deferred financing costs, net	3,252	8,297
Other assets	3,092	2,986

Total assets	$825,095	$693,399

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$650	$699
Current portion of long-term debt	2,250	4,312
Accounts payable	9,306	10,973
Accrued expenses	47,061	55,818
Deferred revenue	35,806	30,620

Total current liabilities	95,073	102,422
Long-term liabilities:
Long-term debt	219,802	177,703
Long-term liabilities, less current portion	5,609	4,405
Deferred income taxes	7,090	3,446
Pension and other postretirement benefit obligations	13,394	10,061

Total liabilities	340,968	298,037

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at
December 28, 2014 and December 29, 2013; 37,466,495 and 30,000,000 issued and outstanding at December 28, 2014 and December 29, 2013, respectively	375	300
Additional paid-in capital	484,220	387,398
Accumulated other comprehensive (loss) income	(4,469)	458
Retained earnings	4,001	7,206

Total stockholders’ equity	484,127	395,362

Total liabilities and stockholders’ equity	$825,095	$693,399

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Successor Company	Combined Company	Successor Company	Predecessor Company	Predecessor Company
	Twelve months ended	Twelve months ended	Two months ended	Ten months ended	Twelve months ended
	December 28, 2014	December 29, 2013 (1)	December 29, 2013	November 6, 2013	December 30, 2012
Cash flows from operating activities:
Net (loss) income	$(3,205)	$794,412	$7,206	$787,206	$(29,803)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,450	40,054	6,588	33,466	40,627
Amortization of deferred financing costs	1,049	1,013	171	842	1,255
(Gain) loss on derivative instrument	(25)	14	—	14	(1,635)
Non-cash compensation expense	59	25	—	25	95
Non-cash interest expense	824	15	15	—	—
Non-cash reorganization costs, net	—	(954,605)	—	(954,605)	—
Non-cash interest related to unrealized losses upon dedesignation of cash flow hedges	—	26,313	—	26,313	—
Non-cash loss on early extinguishment of debt	5,949	—			—
Deferred income taxes	2,821	—			—
Loss on sale of assets	1,472	2,345	27	2,318	1,270
Pension and other postretirement benefit obligations	(1,604)	(1,137)	—	(1,137)	(939)
Impairment of long-lived assets	—	91,599	—	91,599	2,128
Goodwill impairment	—	—	—	—	216
Changes in assets and liabilities:
Accounts receivable, net	1,781	(2,865)	(7,075)	4,210	3,448
Inventory	1,226	(142)	(247)	105	(2)
Prepaid expenses	(614)	(1,421)	173	(1,594)	9,605
Other assets	1,045	(2,266)	232	(2,498)	(1,903)
Accounts payable	(4,292)	969	726	243	1,322
Accrued expenses	(7,476)	18,068	8,933	9,135	—
Deferred revenue	(218)	(1,533)	(665)	(868)	(1,597)
Other long-term liabilities	1,204	(670)	76	(746)	(588)

Net cash provided by operating activities	41,446	10,188	16,160	(5,972)	23,499

Cash flows from investing activities:
Purchases of property, plant, and equipment	(5,012)	(5,168)	(1,536)	(3,632)	(4,687)
Proceeds from sale of publications, other assets and insurance	1,027	992	159	833	3,643
Acquisitions, net of cash acquired	(77,618)	—			—

Net cash used in investing activities	(81,603)	(4,176)	(1,377)	(2,799)	(1,044)

Cash flows from financing activities:
Capital contribution to Local Media	—	1,610	—	1,610	—
Payment of debt issuance costs	(4,610)	(3,690)	(3,690)	—	—
Borrowings under term loans	217,775	149,000	149,000	—	—
Borrowings under revolving credit facility	24,068	—	—	—	—
Repayments under long-term debt	(158,562)	(6,648)	—	(6,648)	(7,140)
Repayments under revolving credit facility	(44,068)	—	—	—	—
Payment of offering costs	(1,073)	—			—
Issuance of common stock, net of underwriter’s discount	116,737	—			—
Payment of dividends	(18,212)	(149,000)	(149,000)	—	—

Net cash provided by (used in) financing activities	132,055	(8,728)	(3,690)	(5,038)	(7,140)

Net increase (decrease) in cash and cash equivalents	91,898	(2,716)	11,093	(13,809)	15,315
Cash and cash equivalents at beginning of period	31,811	34,527	20,718	34,527	19,212

Cash and cash equivalents at end of period	$123,709	$31,811	$31,811	$20,718	$34,527

Supplemental disclosures on cash flow information:
Cash interest paid	$15,181	$44,531	$925	$43,606	$55,976

(1)	Includes the ten month Predecessor Period ended November 6, 2013 and the two month Successor Period ended December 29, 2013. For further discussion on the Predecessor Period and Successor Period please refer to the Company’s SEC filings.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Successor Company	Combined	Successor Company	Combined
	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Income (Loss) from continuing operations	$11,463	$956,067	$(3,205)	$795,446
Income tax (benefit) expense	1,009	11,172	2,713	294
(Gain) loss on derivative instruments (1)	—	—	51	14
Loss on early extinguishment of debt	—	—	9,047	—
Amortization of deferred financing costs	146	210	1,049	1,013
Interest expense	4,630	6,485	16,636	75,998
Impairment of long-lived assets	—	—	—	91,599
Depreciation and amortization	10,628	9,614	41,450	39,997

Adjusted EBITDA from continuing operations	27,876	983,548	67,741	1,004,361
Non-cash compensation and other expense	5,231	(952,407)	17,405	(929,926)
Integration and reorganization costs	826	1,954	2,796	3,335
Loss on sale of assets	399	138	1,472	1,190
As adjusted EBITDA from discontinued operations	—	—	—	123

As Adjusted EBITDA	34,332	33,233	89,414	79,083
Adjustment for Local Media and Providence acquisitions		4,830		17,597

Same store As Adjusted EBITDA	34,332	38,063	89,414	96,680
Interest paid	(4,261)	(1,132)	(15,181)	(44,531)
Net capital expenditures	(1,994)	(1,931)	(5,012)	(5,198)
Pension payments	(238)	(215)	(1,604)	(1,394)
Cash taxes	—	—	—	—

Same store Free Cash Flow	27,839	34,785	67,617	45,557

Diluted weighted average shares outstanding	37,584,908	30,000,000	31,985,469	30,000,000
Same store Free Cash Flow per share	$0.74	$1.16	$2.11	$1.52

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Successor Company	Combined	Successor Company	Combined
	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Total revenues from continuing operations	$186,796	$160,350	$652,323	$516,521
Revenues adjustment for Local Media and Providence acquisitions	—	24,259	—	134,826

Same Store Revenues	$186,796	$184,609	$652,323	$651,347